Exhibit 2.1
PLAN OF REORGANIZATION AND MERGER AGREEMENT
RELATING TO
THOMAS WEISEL PARTNERS GROUP LLC
Dated as of October 14, 2005

Table of Contents

Page
ARTICLE I

The Merger; Effective Time

1.1. The Merger	2
1.2. Effective Time	2

ARTICLE II

Organizational Documents

2.1. Certificate of Formation	3
2.2. Limited Liability Company Agreement	3

ARTICLE III

Officers

3.1. Officers of the Surviving Company	3

ARTICLE IV

Conversion of Shares

4.1. Conversion of Shares	3
4.2. Other Agreements Relating to Share Conversion	5
4.3. Cancellation of Prior Issued Newco Shares	6
4.4. Cancellation of Membership Interests in Merger Sub	6

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of Newco and Merger Sub	6
5.2. Representations and Warranties of the Company	8
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Page
ARTICLE VI

Covenants

6.1. Consent	9
6.2. Best Efforts; Further Assurances	9
6.3. Publicity	9
6.4. Expenses	10
6.5. Indemnification	10
6.6. Notice of Certain Events	10

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger	11

ARTICLE VIII

Termination

8.1. Termination	12
8.2. Effect of Termination and Abandonment	13

ARTICLE IX

Miscellaneous and General

9.1. Survival	13
9.2. Modification or Amendment	13
9.3. Waiver of Conditions	13
9.4. Counterparts	14
9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	14
9.6. Notices	15
9.7. Entire Agreement	15
9.8. No Third Party Beneficiaries	15
9.9. Severability	16
9.10. Interpretation; Construction	16
9.11. Assignment	16

Schedule 5.2(a): Capitalization of Thomas Weisel Partners Group LLC

Exhibit A-1: Form of CalPERS Note Exhibit A-2: Form of Other CalPERS Note Exhibit A-3: Form of Nomura Note
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Page
Exhibit B: Form of Warrant
Exhibit C: Form of Registration Rights Agreement
Exhibit D: Form of Limited Liability Company Agreement of the Surviving Company
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PLAN OF REORGANIZATION AND MERGER AGREEMENT
          PLAN OF REORGANIZATION AND MERGER AGREEMENT (this “Agreement”), dated as of October 14, 2005, by and among Thomas Weisel Partners Group LLC, a Delaware limited liability company (the “Company”), Thomas Weisel Partners Group, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Newco”), and TWPG Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Newco (“Merger Sub”). The Company, Newco and Merger Sub are referred to herein individually as a “Party” and collectively as “Parties.”
RECITALS
          WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “DLLCA”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on September 18, 1998 and amended from time to time thereafter;
          WHEREAS, the Limited Liability Company Agreement of the Company was initially entered into as of October 1, 1998 and subsequently amended and restated as of January 21, 2000, July 14, 2000 and November 14, 2001 (as so amended and restated, the “LLC Agreement”);
          WHEREAS, the Company and the holders of limited liability company interests in the Company (collectively, the “Shareholders”) wish to reorganize the Company in anticipation of an initial public offering (the “IPO”) of shares of common stock of Newco;
          WHEREAS, each of the Company, Newco, Merger Sub and the Shareholders deems it advisable and in its respective best interest to convert the Company into a Delaware corporation in a transaction described in Revenue Ruling 84-111, 1984-2 C.B. 88 (Jan. 01, 1984) (Situation 3), by merging Merger Sub with and into the Company (the “Merger”), pursuant to the DLLCA and subject to the terms and conditions set forth in this Agreement;
          WHEREAS, California Public Employees’ Retirement System (“CalPERS”) holds all of the issued and outstanding Class D Redeemable Convertible Shares of the Company, and desires to facilitate the Merger and the other transactions contemplated by this Agreement;
          WHEREAS, Nomura America Investment, Inc., a Delaware corporation (“Nomura”) holds all of the issued and outstanding Class D-1 Redeemable Convertible

Shares of the Company, and desires to facilitate the Merger and the other transactions contemplated by this Agreement;
          WHEREAS, Class C Shareholders of the Company hold, in the aggregate, all of the issued and outstanding Class C Preference Shares of the Company, and desire to facilitate the Merger and the other transactions contemplated by this Agreement;
          WHEREAS, under the LLC Agreement, the consummation of the Merger requires the approval of the Executive Committee of the Company, a Majority in Interest of the Class A Shareholders of the Company, CalPERS, Nomura and a Majority in Interest of the Class C Shareholders of the Company;
          WHEREAS, the Executive Committee of the Company, the board of directors of Newco, the sole member of Merger Sub, CalPERS, Nomura and a Majority in Interest of the Class C Shareholders of the Company have each approved the Merger upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and
          WHEREAS, capitalized terms used in this Agreement shall have the same meaning set forth in the LLC Agreement, unless a different meaning is set forth herein, in which case such terms shall have the meaning set forth herein.
          NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
The Merger; Effective Time
          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company in accordance with the requirements of the DLLCA and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) as a wholly-owned subsidiary of Newco. The Merger shall have the effects specified in the DLLCA.
          1.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Parties will cause a Certificate of Merger (the “Delaware LLC Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the requirements of the DLLCA. The Merger shall become effective at the time when the Delaware LLC Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties and specified in the Delaware LLC Certificate of Merger (the “Effective Time”).
ARTICLE II
Organizational Documents
          2.1. Certificate of Formation. The Certificate of Formation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Company (the “Certificate of Formation”), until duly amended as provided therein or by applicable law.
          2.2. Limited Liability Company Agreement. The limited liability company agreement of the Surviving Company shall be substantially in the form attached as Annex D hereto (the “Operating Agreement”), until thereafter amended as provided therein or by applicable law.
ARTICLE III
Officers
          3.1. Officers of the Surviving Company. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the Operating Agreement.
ARTICLE IV
Conversion of Shares
          4.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders:
          (a) All Class A and Class A-1 Shares of the Company issued and outstanding immediately prior to the Effective Time shall be automatically converted into, in the aggregate, that number of validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of Newco (“Common Stock”), representing approximately 78.5%, on a fully diluted basis, of total shares of Common Stock outstanding immediately following the Merger and prior to the consummation of the IPO.
          (b) Each Class B Share of the Company issued and outstanding immediately prior to the Effective Time shall be automatically cancelled without any payment of any consideration therefor and shall cease to exist.
          (c) Each Class C Preference Share of the Company issued and outstanding immediately prior to the Effective Time shall be automatically converted into that number of validly issued, fully paid and non-assessable shares of Common Stock with an aggregate market value equal to the Capital Contribution in respect of such Class C Preference Share less the aggregate distributions in respect of such Class C Preference Share made prior to the Effective Time pursuant to the LLC Agreement. For purposes of this Section 4.1(c), “market value” will be determined by multiplying (A) such number of shares of Common Stock received in the conversion and (B) an assumed initial public offering price per share of Common Stock that would result in a $300 million market capitalization of Newco immediately following the consummation of the IPO (without taking into consideration the shares of Common Stock newly issued by Newco in the IPO). It is understood that pursuant to this Section 4.1(c) the Class C Shareholders shall receive, in the aggregate, that number of validly issued, fully paid and non-assessable shares of Common Stock representing approximately 7.1%, on a fully diluted basis, of total shares of Common Stock outstanding immediately following the Merger and prior to the consummation of the IPO.
          (d) All Class D Redeemable Convertible Shares of the Company issued and outstanding immediately prior to the Effective Time shall be automatically converted into, in the aggregate, (A) that number of validly issued, fully paid and non-assessable shares of Common Stock representing approximately 10%, on a fully diluted basis, of total shares of Common Stock outstanding immediately following the Merger and prior to the consummation of the IPO; and (B) either (i) the right to receive the asset that is the general partner’s distributions from Thomas Weisel Capital Partners, L.P., in respect of the general partner commitment and special profit interest in the fund or (ii) (x) an unsecured, redeemable senior note (the “CalPERS Note”) in the principal amount of $10 million that bears interest at a rate equal to the applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and published by the Internal Revenue Service as in effect from time to time at or after the Effective Time, from the Effective Time and matures on the fifth anniversary of the Effective Time, with interest payable monthly in arrears, substantially in the form set forth on Exhibit A-1 hereto and (y) an unsecured, redeemable, senior zero-interest note in the principal amount of $10 million payable in the amount and at the time that Thomas Weisel Capital Partners, L.P. makes distributions in respect of its general partner’s capital commitment and special profits interest in the fund, with the balance payable in equal amounts on the second, third, fourth and fifth anniversaries of the Effective Time (the “Other CalPERS Note”), substantially in the form set forth on Exhibit A-2 hereto.

          (e) All Class D-1 Redeemable Convertible Shares of the Company issued and outstanding immediately prior to the Effective Time shall be automatically converted into, in the aggregate, (A) that number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Capital Contribution in respect of such Class D-1 Redeemable Convertible Shares divided by the Class D-1 Conversion Price applicable as of the date hereof ($54.78), representing approximately 4.4%, on a fully diluted basis, of total shares of Common Stock outstanding immediately following the Merger and prior to the consummation of the IPO; (B) an unsecured, redeemable senior note (the “Nomura Note”) in the principal amount of $13 million that bears interest at a rate equal to the applicable federal rate, as defined in Section 1274(d) of the Code and published by the Internal Revenue Service as in effect from time to time at or after the Effective Time, from the Effective Time and matures on the fifth anniversary of the Effective Time, with interest payable monthly in arrears, substantially in the form set forth on Exhibit A-3 hereto and (C) a warrant (the “Warrant”), substantially in the form of Exhibit B hereto, to subscribe, at any time from the Effective Time to the tenth anniversary of the Effective Time, for a number of shares of Common Stock at an exercise price per share equal to the initial public offering price per share of Common Stock in the IPO.
          (f) As of the Effective Time, all such converted shares of the Company shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Shareholder of the Company will cease to have any rights with respect thereto, except the right to receive in such conversion shares of Common Stock and, in the case of Class D Redeemable Convertible Shares or Class D-1 Redeemable Convertible Shares, such other consideration, each as provided in this Section 4.1.
          4.2. Other Agreements Relating to Share Conversion.
          (a) Newco, CalPERS, Nomura and each electing Class C Shareholder shall enter into a registration rights agreement, substantially in the form set forth on Exhibit C hereto, at the Effective Time with respect to the shares of Common Stock to be received by such Class C Shareholder under Section 4.1(c), the shares of Common Stock to be received by CalPERS under Section 4.1(d) and the shares of Common Stock to be received by Nomura under Section 4.1(e), including shares of Common Stock issuable upon exercise of the Warrant by Nomura.
          (b) For the avoidance of doubt, it is intended that the combination of the consideration to be received by Nomura under (A), (B) and (C) of Section 4.1(e) will result in a 100% return of the Capital Contribution in respect of such Class D-1 Redeemable Convertible Shares, at the time when Newco’s market capitalization following the IPO shall equal $1 billion (without taking into consideration the shares of Common Stock issued in or following the IPO). At such time when Newco’s market capitalization (as so defined) equals or exceeds $1 billion, the Warrant shall be deemed automatically exercised on such date on a “net issue exercise” basis as provided in the Warrant.

          (c) In the event that the IPO is not consummated within five business days following the Effective Time, the Parties shall cause Newco to convert back into a limited liability company, in which each Shareholder shall hold membership interests substantially identical to the membership interests that such Shareholder holds in the Company immediately prior to the Effective Time, unless otherwise agreed by CalPERS, Nomura and the Class C Shareholders (it being understood that the rights associated with Class D Redeemable Convertible Shares under Section 11.4 of the LLC Agreement shall be reinstated and extended, at the time of such conversion contemplated by this Section 4.2(c), for a period equal to the period from its current expiration date to the date of such conversion). For purposes of this Agreement, the term “business day” means any day other than (x) a Saturday or Sunday or (y) a day on which banking institutions located in the City of New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.
          4.3. Cancellation of Prior Issued Newco Shares. Each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist as of the Effective Time.
          4.4. Cancellation of Membership Interests in Merger Sub. Each membership interest in Merger Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist as of the Effective Time.
ARTICLE V
Representations and Warranties
          5.1. Representations and Warranties of Newco and Merger Sub. Newco and Merger Sub each represents and warrants to the Company as of the date hereof, and as of immediately prior to the Effective Time, as follows:
     (a) Capital Structure. (i) The authorized capital stock of Newco consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date hereof, 1,000 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. All of the outstanding shares of Common Stock are duly authorized and validly issued, fully paid and nonassessable and are owned by the Company. Except as set forth above and except as contemplated by this Agreement, as of the date hereof, (a) there are no shares of capital stock of Newco issued or outstanding; (b) there are no existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Newco, obligating Newco to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of Newco or to otherwise make any payment in respect of any such shares; and (c) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of Newco.
     (ii) All of the issued and outstanding membership interests of Merger Sub are, and prior to the Effective Time will be, owned by Newco, and there are (i) no other equity interests in Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for membership or other equity interests of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any membership or other equity interests, or securities convertible into or exchangeable for membership or other equity interests stock, of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     (b) Organization, Standing and Power. Newco (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now contemplated to be conducted and (C) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (c) Authority, Due Execution and Binding Effect. Each of Newco and Merger Sub has all requisite power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Newco and Merger Sub have been duly authorized by all necessary action on the part of Newco and Merger Sub. This Agreement has been duly executed and delivered by Newco and Merger Sub and constitutes their respective valid and binding obligation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (d) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated by this Agreement will not (A) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Newco or the comparable governing instruments of Merger Sub; (B) conflict with, or result in any violation of, any applicable laws or (C) conflict with, or result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the property of Newco pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation (each, a “Contract”), written or oral, to which Newco is a party or by which it or any of its properties or assets may be bound.
          5.2. Representations and Warranties of the Company. The Company represents and warrants to Newco and Merger Sub as of the date hereof, and as of immediately prior to the Effective Time, as follows:
          (a) Capital Structure. Schedule 5.2(a) sets forth the capitalization of the Company as of the date hereof. Except as set forth on Schedule 5.2(a) and except as contemplated by this Agreement and the LLC Agreement, as of the date hereof, (a) there are no shares of capital stock of the Company issued or outstanding; (b) there are no existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of the Company or to otherwise make any payment in respect of any such shares; and (c) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.
          (b) Organization, Standing and Power. The Company (A) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (C) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.
          (c) Authority, Due Execution and Binding Effect. The Company has all requisite power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary action on the part of the

Company. This Agreement has been duly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (d) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not (A) conflict with, or result in any violation or breach of, any provision of the LLC Agreement; (B) conflict with, or result in any violation of, any applicable laws or (C) conflict with, or result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the property of the Company pursuant to, any of the terms, conditions or provisions of any Contract, written or oral, to which the Company is a party or by which it or any of its properties or assets may be bound.
ARTICLE VI
Covenants
          6.1. Consent. Each Party hereto consents to the Merger, for all purposes, including for purposes of Section 18-209 of the DLLCA, and the other transactions contemplated by this Agreement and ratifies all actions taken prior to the date hereof by any of its respective officers, directors, partners, members, stockholders, representatives or agents in connection with the negotiation and execution of this Agreement.
          6.2. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement or under applicable laws to satisfy the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated by this Agreement.
          6.3. Publicity. Each Party hereto shall, and shall use its best efforts to cause its respective officers, directors, partners, members, stockholders, representatives or agents to, keep confidential all information that is not generally known to the public in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that any Party may disclose any such information as and to the extent required by any applicable laws. In the event that any disclosure contemplated by the proviso to the foregoing sentence is requested in any proceeding, the Party that contemplates making such disclosure shall promptly provide the other Parties hereto with prior written notice of such request so that such other Parties may seek an appropriate protective order or any other action that they may deem proper under the circumstances.
          6.4. Expenses. Unless otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.
          6.5. Indemnification. (a) Each of the Company and Newco agrees that, from and after the Effective Time, it will indemnify and hold harmless each present and former officer, director, partner, member, stockholder, representative or agent of the Company and Newco, (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to this Agreement, the LLC Agreement or the Merger and the other transactions contemplated by this Agreement, whether existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Newco would have been permitted under applicable laws and their respective certificate of incorporation or by-laws or other similar governing instruments in effect on the date hereof to indemnify such person (and each of the Company and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable laws; provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).
          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and Newco thereof, but the failure to so notify shall not relieve the Company or Newco of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party.
          (c) Notwithstanding Section 9.8, the provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
          6.6. Notice of Certain Events. The Company shall notify CalPERS, Nomura and the Class C Shareholders promptly upon the occurrence of any event specified in Section 8.1.

ARTICLE VII
Conditions
          7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Class A Shareholder Approval. This Agreement shall have been duly approved by a Majority in Interest of Class A Shareholders of the Company, in accordance with the LLC Agreement.
          (b) Regulatory Approvals. All notices, reports, applications and other filings required to be made prior to the Effective Time by the Company, Newco, Merger Sub or any of their respective subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company, Newco, Merger Sub or any of their respective subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company, Newco and Merger Sub shall have been made or obtained, as the case may be.
          (c) Litigation. No court or any other governmental or regulatory authority, agency, commission, body or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or any of the other transactions contemplated by this Agreement (collectively, an “Order”), and no governmental entity or any other person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.
          (d) IPO. (i) An underwriting agreement with the prospective underwriters in connection with a Qualifying IPO (as defined below) shall have been entered into by the Company; and (ii) the Registration Statement of Newco on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with a Qualifying IPO shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the Securities and Exchange Commission. As used herein, a “Qualifying IPO” means an IPO (A) that results in aggregate gross proceeds of at least $65 million to Newco and/or its shareholders (without taking into consideration discounts and commissions payable to the prospective underwriters or expenses of the IPO) and an implied market capitalization of Newco of at least $250 million and (B) in which the

Common Stock offered shall have been approved for listing on the New York Stock Exchange or any other national securities exchange or quoted on Nasdaq National Market, whichever is applicable.
          (e) Tax Opinion. The Company and the Shareholders shall have each received an opinion of Sullivan & Cromwell LLP, counsel to the Company (subject to the receipt by such counsel of (i) certain representations and warranties from each Shareholder, other than the Class C Shareholders, concerning such Shareholder and the transactions contemplated by this Agreement and (ii) a certificate from the Company confirming that the representations and warranties concerning the Company, Newco, Merger Sub, the Shareholders and the transactions contemplated by this Agreement are true and correct in all material respects), in form and substance reasonably satisfactory to the same, addressing the Federal income tax consequences of the Merger and the IPO to each of the Company and the Shareholders (including the qualification of the proposed transaction as a transfer described in Section 351(a) of the Code).
          (f) Representations and Warranties. The representations and warranties of the Parties and the Shareholders shall be true and correct in all material respects as of immediately prior to the Effective Time.
ARTICLE VIII
Termination
          8.1. Termination. This Agreement shall terminate and the Merger and the other transactions contemplated by this Agreement shall be abandoned, at any time prior to the Effective Time, whether before or after the approval by a Majority in Interest of Class A Shareholders of the Company referred to in Section 7.1(a), if:
          (a) the Merger and the other transactions contemplated by this Agreement have not been consummated within nine months of the date hereof (the “End Date”);
          (b) (i) there shall be any law or regulation of any governmental entity that makes consummation of the Merger or the other transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any court or governmental entity of competent jurisdiction enjoining the Company, Newco or Merger Sub from consummating the Merger or the other transactions contemplated by this Agreement is entered;
          (c) the Parties hereto agree to terminate this Agreement upon mutual consent;

          (d) the Company determines that the consummation of a Qualifying IPO is impractical prior to the End Date; or
          (e) any voluntary or involuntary proceeding is commenced in a court of competent jurisdiction seeking relief in respect of the Company or Thomas Weisel Partners LLC under Title 11 of the United States Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.
          8.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and be of no further force and effect (except as provided in Section 9.1), with no liability on the part of any Party hereto (or of any of its directors, officers, partners, members, stockholders, employees, agents, legal and financial advisors or other representatives) by reason of this Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, each Shareholder shall continue to have rights substantially identical to those associated with Shares held by such Shareholder on the date hereof under the LLC Agreement (it being understood that the rights associated with Class D Redeemable Convertible Shares under Section 11.4 of the LLC Agreement shall be reinstated and extended, at the time of such termination and abandonment contemplated by this Section 8.2, for a period equal to the period from its current expiration date to the date of such termination and abandonment).
ARTICLE IX
Miscellaneous and General
          9.1. Survival. Section 6.5 and this Article IX shall survive the consummation of the Merger. Section 6.5, Section 8.2 (Effect of Termination and Abandonment) and this Article IX and shall survive the termination of this Agreement. All other covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
          9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the Parties hereto; provided that Sections 7.1 and 8.1 may not be amended or waived by the Parties without the prior written consent of CalPERS and Nomura.
          9.3. Waiver of Conditions. Except as set forth in Section 9.2, the conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

          9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

          9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
if to the Company
Thomas Weisel Partners Group LLC,
One Montgomery Street,
San Francisco, CA 94104.
Attention: General Counsel
fax: (415) 364-2694
(with a copy to:
Sullivan & Cromwell LLP,
1870 Embarcadero Road,
Palo Alto, CA 94303.
Attention: Scott D. Miller, Esq.
fax: (650) 461-5700)
if to Newco or Merger Sub
Thomas Weisel Partners Group, Inc.,
One Montgomery Street,
San Francisco, CA 94104.
Attention: General Counsel
fax: (415) 364-2694
(with a copy to:
Sullivan & Cromwell LLP,
1870 Embarcadero Road,
Palo Alto, CA 94303.
Attention: Scott D. Miller, Esq.
fax: (650) 461-5700)
or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.
          9.7. Entire Agreement. This Agreement (including any exhibits and schedules attached hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
          9.8. No Third Party Beneficiaries. Other than CalPERS, Nomura and Class C Shareholders in respect of Section 4.2, Section 5.1, Section 5.2, Section 6.2, Section 7.1, Section 8.1, Section 9.2 and Section 9.3, this Agreement is not intended to, and does not, confer upon any person other than those persons specifically provided for herein or the Parties who are signatories hereto any rights or remedies hereunder.
          9.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          9.10. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
          9.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Agreement is void.
[Signature page follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date and year first written above.

THOMAS WEISEL PARTNERS GROUP LLC

By: THE EXECUTIVE COMMITTEE OF THOMAS WEISEL PARTNERS GROUP LLC

By:	/s/ Thomas W. Weisel Name: Thomas W. Weisel
Title: Chairman of the Executive
Committee and Chief
Executive Officer

THOMAS WEISEL PARTNERS GROUP, INC.

By:	/s/ Thomas W. Weisel

Name: Thomas W. Weisel
Title: Chairman and Chief
Executive Officer

TWPG MERGER SUB LLC

By: THOMAS WEISEL PARTNERS
GROUP, INC., its sole member

By:	/s/ Thomas W. Weisel

Name: Thomas W. Weisel
Title: Chairman and Chief
Executive Officer

Note: Schedules, exhibits and similar attachments to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.